                                                                      Exhibit 12
                                                                      ----------


     STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                                                                    (1)
                               6 months    12 months     12 months     12 months    12 months    12 months
                               12/31/97     6/30/97       6/30/96       6/30/95      6/30/94      6/30/93
                            --------------------------------------------------------------------------------
EARNINGS
Pre-tax income                $8,213,000  $4,074,000   $(3,302,000)   $1,287,000    $(140,000)  $(2,187,000)
Fixed charges                  1,450,540   3,002,980       896,490     1,004,630      743,040       357,370
Interest capitalized                   -           -             -       (48,000)    (139,000)            -
                            --------------------------------------------------------------------------------
Earnings                      $9,663,540  $7,076,980   $(2,405,510)   $2,243,630    $ 464,040   $(1,829,630)
                            --------------------------------------------------------------------------------

FIXED CHARGES
Interest on indebtedness      $1,273,000  $2,803,000   $   780,000    $  821,000    $ 476,000   $   229,000
Interest capitalized                   -           -             -        48,000      139,000             -
Interest portion of rental
 expense                         177,540     199,980       116,490       135,630      128,040       128,370
                            --------------------------------------------------------------------------------
Total fixed charges           $1,450,540  $3,002,980   $   896,490    $1,004,630    $ 743,040   $   357,370
                            --------------------------------------------------------------------------------
Ratio of earnings to fixed
 charges                             6.7         2.4             -           2.2          0.6             -

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(1)  Subsequent to June 30, 1996, the Company acquired Super Kwik, Inc. and its affiliates ("Super Kwik"), Donno Company, Inc. and its affiliates ("Donno"), and Hamm's Sanitation, Inc. and H.S.S. Inc. ("Hamm's") in three separate transactions. Each of these business combinations was accounted for as a pooling of interests and, accordingly, the Company's consolidated financial statements were restated for periods prior to the acquisition to include the results of operations, financial position, and cash flows of Super Kwik, Donno, and Hamm's. The consolidated ratio of earnings to fixed charges for the year ended June 30, 1993 has not been restated to include these acquisitions.